Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-237693 and 333-237693-01

PROSPECTUS SUPPLEMENT NO. 5

(to prospectus dated April 23, 2020)

DRAFTKINGS INC.

44,725,831 Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 23, 2020 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Reports on Form 8-K, which were filed with the Securities and Exchange Commission (“SEC”) on September 10, 2020 and September 23, 2020 (the “Current Reports”), other than the information included in each Item 7.01 and Exhibit 99.1, which was furnished and not filed with the SEC. Accordingly, we have attached the Current Reports to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale, from time to time, by the selling securityholders identified in the Prospectus, or their permitted transferees, of (i) 30,471,352 shares of Class A common stock that were issued to certain institutions in connection with the closing of the Business Combination (as defined in the Prospectus) (the “Private Placement”), (ii) 3,000,000 shares of Class A common stock underlying the warrants to purchase shares of Class A common stock that were issued in the Private Placement (the “PIPE Warrants”) and (iii) 11,254,479 shares of Class A common stock to be issued to the holders of the subordinated convertible promissory notes of DK (as defined in the Prospectus) (the “Convertible Notes”). The Prospectus had also related to the offer and sale of 3,000,000 PIPE Warrants, all of which have been exercised or redeemed.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is traded on The Nasdaq Global Select Market under the symbol “DKNG.” The PIPE Warrants were previously traded on The Nasdaq Global Select Market, but all PIPE Warrants were exercised or redeemed in full as of July 2, 2020. On September 22, 2020, the closing price of our Class A common stock was $53.94 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 23, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2020 (September 9, 2020)

DRAFTKINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38908	84-4052441
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Berkeley Street, 5th Floor

Boston, MA 02116

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (617) 986-6744

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	DKNG	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share (the “Warrants”) (1)	N/A (1)	N/A (1)

(1) DraftKings Inc. filed a Form 25 on July 20, 2020 to delist and deregister its Warrants. The delisting became effective on June 30, 2020 and the Warrants are no longer trading on Nasdaq. The deregistration of the Warrants under Section 12(b) of the Securities Exchange Act of 1934 will be effective 90 days, or such shorter period as the Securities and Exchange Commission may determine, after filing of the Form 25.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Chief Accounting Officer

On September 9, 2020, the board of directors (the “Board”) of DraftKings Inc. (“DraftKings” or the “Company”) appointed Erik Bradbury as the Company’s Chief Accounting Officer and principal accounting officer, effective September 10, 2020. Effective as of Mr. Bradbury’s appointment, Jason Park, the Company’s Chief Financial Officer and principal financial officer, will no longer serve as the Company’s principal accounting officer.

Mr. Bradbury, 42, has over 16 years of experience, most recently as a Partner with Ernst & Young, from July 2017 to September 2020. From September 2015 until September 2017, Mr. Bradbury served as a Professional Accounting Fellow at Financial Executives International. Prior to his role as a Professional Accounting Fellow, Mr. Bradbury spent 11 years in Ernst & Young’s U.S. Assurance practice where he served in multiple roles, including within the National Professional Practice Group, Financial Accounting Advisory Services practices, and as an auditor. Mr. Bradbury holds a Bachelor’s degree in accounting from Brigham Young University and is a Certified Public Accountant.

In connection with his appointment as Chief Accounting Officer, the Compensation Committee and the Board have approved a restricted stock unit award with a grant date fair value of $167,500, 25% of which will vest on October 1, 2021, and the remainder of which will vest in quarterly installments over the first three years following the first vesting date. The Compensation Committee and the Board have also approved a performance stock unit award with a grant date fair value of $82,500 that will vest at, or shortly following, the end of 2021, subject to the level at which revenue growth performance conditions are achieved.

Mr. Bradbury does not have a direct or indirect material interest in any transaction with the Company that requires disclosure pursuant to Item 404(a) of Regulation S-K and there is no arrangement or understanding between Mr. Bradbury and any other person pursuant to which Mr. Bradbury was selected to serve as DraftKings’ Chief Accounting Officer and principal accounting officer. Mr. Bradbury is not related to any member of the Board or any executive officer of DraftKings.

The change in principal accounting officer was not a result of any disagreement on any matter relating to DraftKings’ accounting practices, operations or policies.

Item 7.01 Regulation FD Disclosure.

On September 10, 2020, the Company issued a press release announcing that it has appointed Erik Bradbury to serve as the Company’s Chief Accounting Officer and principal accounting officer.

A copy of the press release is filed as Exhibit 99.1 hereto.

The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release, dated September 10, 2020, announcing appointment of Erik Bradbury as DraftKings’ Chief Accounting Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRAFTKINGS INC.

Date: September 10, 2020	By:	/s/ R. Stanton Dodge
	Name:	R. Stanton Dodge
	Title:	Chief Legal Officer and Secretary

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2020

DRAFTKINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38908	84-4052441
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Berkeley Street, 5th Floor

Boston, MA 02116

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (617) 986-6744

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	DKNG	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share (the “Warrants”) (1)	N/A (1)	N/A (1)

(1) DraftKings Inc. filed a Form 25 on July 20, 2020 to delist and deregister its Warrants. The delisting became effective on June 30, 2020 and the Warrants are no longer trading on Nasdaq. The deregistration of the Warrants under Section 12(b) of the Securities Exchange Act of 1934 will be effective 90 days, or such shorter period as the Securities and Exchange Commission may determine, after filing of the Form 25.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Director Appointments

On September 22, 2020, the board of directors (the “Board”) of DraftKings Inc. (“DraftKings” or the “Company”) voted to increase the total number of directors constituting the Board from 13 to 15 members, pursuant to the Company’s Amended and Restated Articles of Incorporation, and appointed Jocelyn Moore and Valerie Mosley as members of the Board, effective September 23, 2020.

Ms. Moore, 44, is currently a Venture Partner at Ozone X Ventures in New York and serves as the Executive-in-Residence at The Gathering Spot in Atlanta. With experience working across multiple disciplines, Ms. Moore advises CEOs, executive teams, and boards of directors on strategic communications, crisis and risk management, regulatory affairs, corporate social responsibility, operations, organizational change, and diversity. Previously, from June 2018 until April 2020, Ms. Moore was Executive Vice President of Communications and Public Affairs at the National Football League (“NFL”). As the NFL’s Global Chief Communications Officer, she was a member of the executive leadership team and responsible for managing the league’s corporate affairs. From July 2016 to June 2018, Ms. Moore was Senior Vice President of Public Policy and Government Affairs at the NFL. As Head of the NFL’s Washington, D.C. office, she led the league’s public policy agenda and managed the league’s political action committee. Prior to joining the NFL, from September 2015 until July 2016, Ms. Moore served as a Managing Director of The Glover Park Group, a leading national communications and government affairs consulting firm. She also spent 15 years in various staff positions in the United States Senate, most recently as the Deputy Staff Director of the Senate Finance Committee. Ms. Moore is a member of the West Virginia University Health System Board of Directors, where she serves on the Quality & Patient Safety Committee. She serves on the University of Florida Foundation National Board of Directors, where she is a member of the Audit Committee, as well as on the University of Florida Alumni Association Board of Directors, where she is a member of the Executive Committee. Ms. Moore is also a member of the Board of Directors of International Social Service, USA, located in Baltimore, Maryland, and the DC Rape Crisis Center in Washington, D.C. Ms. Moore holds a B.A. in English and a M.Ed. in Student Personnel in Higher Education, both from the University of Florida.

Ms. Moore does not have a direct or indirect material interest in any transaction with the Company that requires disclosure pursuant to Item 404(a) of Regulation S-K and there is no arrangement or understanding between Ms. Moore and any other person pursuant to which Ms. Moore was selected to serve on the DraftKings’ Board. Ms. Moore is not related to any member of the Board or any executive officer of DraftKings.

Ms. Mosley, 60, is the founder and Chief Executive Officer of Upward Wealth, a wealth-tech platform that helps hardworking Americans grow their net worth. Ms. Mosley advises and invests in companies that add value to investors and society through Valmo Ventures. Previously, Ms. Mosley served in multiple roles at Wellington Management Company, LLP, a trillion dollar global money management firm, including as Senior Vice President, Partner, Portfolio Manager and Investment Strategist. During her 20-year tenure at Wellington Management, she directly managed billions of dollars for clients, served on a number of key Investment Committees, and also chaired the firm’s Industry Strategy Group, charged with taking a long-term perspective to identify headwinds and tailwinds impacting industries. Ms. Mosley began her career at Chase Manhattan Bank, where she was a Commercial Lending Officer for financial institutions. She also worked in institutional corporate bond sales at Kidder Peabody and at P.G. Corbin Asset Management as its Chief Investment Officer before moving on to Wellington Management. Ms. Mosley currently serves on the Board of Directors of Eaton Vance’s family of mutual funds, where she is chair of the governance committee and a member of the investment committee and audit committee, Groupon, Inc., a Nasdaq-listed online marketplace company, where she is a member of the nominating committee, Envestnet, Inc., a NYSE-listed wealth management services and technology company, where she is a member of the nominating and governance committee and compliance and information security committee and Progress Investment Management Company, a privately held Fund of Funds. Ms. Mosley also serves on New York State’s Common Retirement Pension Fund Investment Advisory Committee and the UAE Retiree Medical Benefits Trust’s Investment Risk Advisory Committee. In addition, she also serves on the Board of New Profit, a philanthropic venture firm, and is a founding member of the American Red Cross of Massachusetts Bay Tiffany Circle Society of Women Leaders. Ms. Mosley holds a B.A. in History from Duke University and a M.B.A. from the Wharton School of Business at the University of Pennsylvania, with a specialty in finance.

Ms. Mosley does not have a direct or indirect material interest in any transaction with the Company that requires disclosure pursuant to Item 404(a) of Regulation S-K and there is no arrangement or understanding between Ms. Mosley and any other person pursuant to which Ms. Mosley was selected to serve on the DraftKings’ Board. Ms. Mosley is not related to any member of the Board or any executive officer of DraftKings.

The Board has determined that Ms. Moore and Ms. Mosley each qualify as an independent director and meet the applicable independence requirements of the Company, Nasdaq and the Securities and Exchange Commission. The Board has appointed Ms. Moore to serve on the Compensation Committee and Ms. Mosley to serve on the Audit Committee, with each appointment effective as of September 23, 2020.

In connection with Ms. Moore and Ms. Mosley’s appointments to the Board, the Compensation Committee and the Board have approved a restricted stock unit award with a grant date fair value of $200,000, which will vest on the earlier of the Company’s annual meeting of shareholders in 2021 and the first year anniversary of the grant date.

Item 7.01 Regulation FD Disclosure.

On September 23, 2020, the Company issued a press release announcing that it has appointed Jocelyn Moore and Valerie Mosley to serve on the Company’s Board.

A copy of the press release is filed as Exhibit 99.1 hereto.

The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release, dated September 23, 2020, announcing appointments of Jocelyn Moore and Valerie Mosley to the Board of Directors of DraftKings Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRAFTKINGS INC.

Date: September 23, 2020	By:	/s/ R. Stanton Dodge
	Name:	R. Stanton Dodge
	Title:	Chief Legal Officer and Secretary